CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$6,838,000	$880.73

(1)            Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 16, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$6,838,000

Callable Contingent Payment Notes due

July 20, 2017 Linked to the Lowest Return of the S&P 500® Index, the Russell 2000® Index, and the

iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	July 16, 2014

Issue Date:	July 21, 2014

Final Valuation Date:*	July 17, 2017

Maturity Date:	July 20, 2017

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	S&P 500® Index (the “S&P 500 Index”), Russell 2000® Index (the “Russell 2000 Index”) and the iShares® MSCI Emerging Markets ETF (the “ETF”)

	Reference Asset	Bloomberg Ticker	Initial Value	Barrier Level	Coupon Barrier Level
	S&P 500 Index	SPX<Index>	1,981.57	1,288.02	1,288.02
	Russell 2000 Index	RTY<Index>	1,151.55	748.51	748.51
	ETF	EEM UP <Equity>	$44.31	$28.80	$28.80

The S&P 500 Index, the Russell 2000 Index and the ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.  The S&P 500 Index and the Russell 2000 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Contingent Payment (as described below), a cash payment determined as follows:

•       If the Final Value of the Lowest Performing Reference Asset is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, your Notes will be fully exposed to any such decline. The payment at maturity will be based solely on the Reference Asset Return of the Lowest Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.75%	98.25%
Total	$6,838,000	$6,838,000	$119,665	$6,718,335

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the Notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $974.50 per Note.   The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Rate:	2.00% (per annum 8.00%)

Contingent Payment:

On each Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a Contingent Payment equal to the Contingent Rate times the principal amount of your Notes if and only if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

If the Closing Value of the Lowest Performing Reference Asset on any Valuation Date is less than its Coupon Barrier Level, you will not receive any Contingent Payment on the related Contingent Payment Date, and if the Closing Value of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on all Valuation Dates, you will not receive any Contingent Payments over the term of the Notes.

Valuation Dates:*

Quarterly, on the 16th day of each January, April, July and October (or if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning on and including October 16, 2014, provided that the final Valuation Date will be the Final Valuation Date noted above.

Contingent Payment Dates:**

The contingent payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:

The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Contingent Payment Date, provided the Issuer provides at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option, the Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:

If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Contingent Payment that may be due on such date.

Closing Value:

With respect to an Index, on any day, the closing value of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, on any day, the official closing price per share of the ETF on that day  as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “EEM UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement. In certain circumstances, the closing price per share of the ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Coupon Barrier Level:

With respect to a Reference Asset, 65.00% of its corresponding Initial Value.  The Coupon Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Barrier Level:

With respect to a Reference Asset, 65.00% of its corresponding Initial Value.  The Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Reference Asset Business Day:

A day that is both (i) a scheduled trading day with respect to each Index and (ii) a scheduled trading day with respect to the ETF.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Lowest Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:

With respect to each Reference Asset and with respect to each Valuation Date (including the Final Valuation Date), the performance of such Reference Asset from its Initial Value to its Closing Value on such day, calculated as follows:

Closing Value – Initial Value
Initial Value

Initial Value:

With respect to a Reference Asset, the Closing Value of the Reference Asset on the Initial Valuation Date. The Initial Value for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Final Value:	With respect to a Reference Asset, the Closing Value of the Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JU56 / US06741JU564

*       Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

**     If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

HYPOTHETICAL CONTINGENT PAYMENT EXAMPLES

The payment of a Contingent Payment on any Contingent Payment Date will be dependent on the Closing Value of each Reference Asset on the related Valuation Date and the corresponding return of each Reference Asset as measured from that Valuation Date to the Initial Valuation Date.  The Reference Asset with the lowest Reference Asset Return on a Valuation Date will be deemed the Lowest Performing Reference Asset and the corresponding Closing Value of such Reference Asset on the related Valuation Date will be evaluated relative to the Coupon Barrier Level of such Reference Asset. If the Closing Value of the Lowest Performing Reference Asset on such Valuation Date is less than its corresponding Coupon Barrier Level, then there will not be a Contingent Payment made on the corresponding Contingent Payment Date.  Alternatively, if the Closing Value of the Lowest Performing Reference Asset on such Valuation Date is greater than or equal to its corresponding Coupon Barrier Level, then a Contingent Payment will be made on the corresponding Contingent Payment Date.  If the Closing Value of the Lowest Performing Reference Asset on each Valuation Date is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Contingent Payments will be made over the term of the Notes.  If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Contingent Payments will be made following the date of such exercise.

Contingent Payment Calculations

                                                Step 1:  Determine Which Reference Asset is the Lowest Performing Reference Asset Based on the Reference Asset Return of each Reference Asset.

To determine which Reference Asset is the Lowest Performing Reference Asset on each Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the respective Valuation Date. The Reference Asset Return of each Reference Asset is equal to the performance of such Reference Asset as measured from its Initial Value to its Closing Value on such Valuation Date, calculated as follows:

Closing Value – Initial Value
Initial Value

The Reference Asset with the lowest Reference Asset Return on such Valuation Date will be deemed the Lowest Performing Reference Asset.

                                                Step 2:          Determine Whether the Closing Value of the Lowest Performing Reference Asset is Greater than or Equal to its Corresponding Barrier Level.

Upon determining which Reference Asset is the Lowest Performing Reference Asset on a Valuation Date, the Calculation Agent will take the Closing Value of such Reference Asset and evaluate it relative to its Coupon Barrier Level (that is, whether the Closing Value on that day is greater than or equal to its applicable Coupon Barrier Level).  If the Closing Value of the Lowest Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, a Contingent Payment will be made (as calculated in Step 3 below) and payable on the corresponding Contingent Payment Date.  If the Closing Value of the Lowest Performing Reference Asset is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Contingent Payment will be made the corresponding Contingent Payment Date.

                                                Step 3: Calculate the Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Value of the Lowest Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, we will pay a Contingent Payment equal to the Contingent Rate multiplied by the stated principal amount; otherwise no Contingent Payment will be due on the corresponding Contingent Payment Date. The Contingent Payment will be calculated as follows:

$1,000 x Contingent Rate = Contingent Payment

$1,000 x 2.00% = $20.00

No adjustments to the amount of the Contingent Payment calculated will be made in the event a Contingent Payment Date is not a Business Day.  Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Contingent Payment will be made with respect to a series of six hypothetical Valuation Dates.  The hypothetical examples set forth below are based on the following additional assumptions: a Contingent Rate of 2.00% (per annum 8.00%); the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; the Coupon Barrier Level for each Reference Asset is 65.00% of its respective Initial Value; and no Market Disruption Event with respect to any of the Reference Assets has occurred or is continuing on any Valuation Date, including the Final Valuation Date.  Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 The Closing Value of the Lowest Performing Reference Asset is less than its respective Coupon Barrier Level on certain Valuation Dates and is not less than its Coupon Barrier Level on other Valuation Dates.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	2.00%	$20.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	No	Yes	2.00%	$20.00
Fifth	Yes	No	N/A	$0.00
Sixth	No	Yes	2.00%	$20.00
Seventh	No	Yes	2.00%	$20.00
Eighth	Yes	No	N/A	$0.00
Ninth	Yes	No	N/A	$0.00
Tenth	No	Yes	2.00%	$20.00
Eleventh	Yes	No	N/A	$0.00
Twelfth (Final Valuation Date)	No	Yes	2.00%	$20.00

During the Term of the Notes, the Total Contingent Payments received per Note: $120.00

1For each Reference Asset, the Coupon Barrier Level is equal to 65.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

Table 2 The Closing Value of the Lowest Performing Reference Asset is equal to or greater than its Coupon Barrier Level on each Valuation Date.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	2.00%	$20.00
Second	No	Yes	2.00%	$20.00
Third	No	Yes	2.00%	$20.00
Fourth	No	Yes	2.00%	$20.00
Fifth	No	Yes	2.00%	$20.00
Sixth	No	Yes	2.00%	$20.00
Seventh	No	Yes	2.00%	$20.00
Eighth	No	Yes	2.00%	$20.00
Ninth	No	Yes	2.00%	$20.00
Tenth	No	Yes	2.00%	$20.00
Eleventh	No	Yes	2.00%	$20.00
Twelfth (Final Valuation Date)	No	Yes	2.00%	$20.00

During the Term of the Note, the Total Contingent Payments received per Note: $240.00

1For each Reference Asset, the Coupon Barrier Level is equal to 65.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

Table 3 The Closing Value of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on each Observation Date.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	Yes	No	N/A	$0.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	Yes	No	N/A	$0.00
Fifth	Yes	No	N/A	$0.00
Sixth	Yes	No	N/A	$0.00
Seventh	Yes	No	N/A	$0.00
Eighth	Yes	No	N/A	$0.00
Ninth	Yes	No	N/A	$0.00
Tenth	Yes	No	N/A	$0.00
Eleventh	Yes	No	N/A	$0.00
Twelfth (Final Valuation Date)	Yes	No	N/A	$0.00

During the Term of the Notes, the Total Contingent Payments received per Note: $0.00

1For each Reference Asset, the Coupon Barrier Level is equal to 65.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations.  The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing the notes.  The hypothetical examples below make the following key assumptions:

¡	Initial Value of the S&P 500 Index: 1,000.00*
¡	Initial Value of the Russell 2000 Index: 1,000.00*
¡	Initial Value of the ETF: $100.00*
¡	Barrier Level for the S&P 500 Index: 650.00 (the hypothetical Initial Level of the S&P 500 Index multiplied by 65.00%, rounded to the nearest hundredth)
¡	Barrier Level for the Russell 2000 Index: 650.00 (the hypothetical Initial Level of the Russell 2000 Index multiplied by 65.00%, rounded to the nearest hundredth)
¡	Barrier Level for the ETF: $65.00 (the hypothetical Initial Value of the ETF multiplied by 65.00%, rounded to the nearest cent)
¡	The Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above

*   The hypothetical Initial Value of 1,000.00 for each Index and the hypothetical Initial Value of $100.00 for the ETF have been chosen for illustrative purposes only. The actual Initial Value for each Reference Asset is equal to the Closing Value of such Reference Asset on the Initial Valuation Date, and the actual Barrier Level for each Reference Asset is equal to 65.00% of the actual Initial Value for such Reference Asset (rounded to two decimal places or nearest cent, as applicable), in each case as set forth on the cover of this pricing supplement. For more information about recent actual trading prices or levels, as applicable, of the Reference Asset, please see “Information Regarding the Reference Assets” below.

Step 1: Determine which Reference Asset is the Lowest Performing Reference Asset.

To determine which Reference Asset is the Lowest Performing Reference Asset on the Final Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the Final Valuation Date. The Reference Asset with the lowest Reference Asset Return will be the Lowest Performing Reference Asset and its Closing Value on the Final Valuation Date will be evaluated relative to its corresponding Barrier Level to determine the payment due at maturity.

The Reference Asset Return of a Reference Asset on the Final Valuation Date is equal to the performance of such Reference Asset from its Initial Value to its Closing Value on the Final Valuation Date (referred to as the “Final Value”), calculated by the Calculation Agent as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Payment at Maturity based on the Final Value and Reference Asset Return of the Lowest Performing Reference Asset.

The payment at maturity, in addition to any final Contingent Payment, will depend on whether the Final Value of the Lowest Performing Reference Asset is greater than, equal to or less than its respective Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Value of the Lowest Performing Reference Asset is greater than or equal to the Barrier Level with respect to such Reference Asset.

If the Final Value of the Lowest Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lowest Performing Reference Asset.  The payment at maturity will be based solely on the Reference Asset Return of the Lowest Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes.  As such, if the Final Value of the Lowest Performing Reference Asset has depreciated by more than 35% relative to its Initial Value, you may lose some or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Assets:

Russell 2000 Index Final Value	S&P 500 Index Final Value	ETF Final Value ($)	Reference Asset Return of the Russell 2000 Index	Reference Asset Return of the S&P 500 Index	Reference Asset Return of the ETF	Reference Return of the Lowest Performing Reference Asset	Payment at Maturity* (Not including any Contingent Payment)
2,000.00	2,050.00	$210.00	100.00%	105.00%	110.00%	100.00%	$1,000.00
1,950.00	1,900.00	$200.00	95.00%	90.00%	100.00%	90.00%	$1,000.00
1,800.00	1,850.00	$185.00	80.00%	85.00%	85.00%	80.00%	$1,000.00
1,750.00	1,700.00	$180.00	75.00%	70.00%	80.00%	70.00%	$1,000.00
1,600.00	1,650.00	$170.00	60.00%	65.00%	70.00%	60.00%	$1,000.00
1,550.00	1,500.00	$155.00	55.00%	50.00%	55.00%	50.00%	$1,000.00
1,400.00	1,450.00	$145.00	40.00%	45.00%	45.00%	40.00%	$1,000.00
1,350.00	1,300.00	$140.00	35.00%	30.00%	40.00%	30.00%	$1,000.00
1,200.00	1,250.00	$130.00	20.00%	25.00%	30.00%	20.00%	$1,000.00
1,120.00	1,100.00	$115.00	12.00%	10.00%	15.00%	10.00%	$1,000.00
1,000.00	1,000.00	$100.00	0.00%	0.00%	0.00%	0.00%	$1,000.00
950.00	1,100.00	$105.00	-5.00%	10.00%	5.00%	-5.00%	$1,000.00
950.00	900.00	$97.50	-5.00%	-10.00%	-2.50%	-10.00%	$1,000.00
800.00	1,020.00	$90.00	-20.00%	2.00%	-10.00%	-20.00%	$1,000.00
800.00	800.00	$70.00	-20.00%	-20.00%	-30.00%	-30.00%	$1,000.00
650.00	900.00	$80.00	-35.00%	-10.00%	-20.00%	-35.00%	$1,000.00
600.00	800.00	$70.00	-40.00%	-20.00%	-30.00%	-40.00%	$600.00
550.00	500.00	$60.00	-45.00%	-50.00%	-40.00%	-50.00%	$500.00
400.00	600.00	$45.00	-60.00%	-40.00%	-55.00%	-60.00%	$400.00
1,150.00	300.00	$50.00	15.00%	-70.00%	-50.00%	-70.00%	$300.00
200.00	250.00	$30.00	-80.00%	-75.00%	-70.00%	-80.00%	$200.00
150.00	100.00	$20.00	-85.00%	-90.00%	-80.00%	-90.00%	$100.00
0.00	50.00	$10.00	-100.00%	-95.00%	-90.00%	-100.00%	$0.00

*per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Russell 2000 Index increases from an Initial Value of 1,000.00 to a Final Value of 1,200.00, the S&P 500 Index increases from an Initial Value of 1,000.00 to a Final Value of 1,250.00, the and the ETF increases from an Initial Value of $100.00 to a Final Value of $130.00.

The Reference Asset Returns of all the Reference Assets are positive and, as such, the Reference Asset Return of the Lowest Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The Russell 2000 Index decreases from an Initial Value of 1,000.00 to a Final Value of 800.00, the S&P 500 Index increases from an Initial Value of 1,000.00 to a Final Value of 1,020.00, and the ETF decreases from an Initial Value of $100.00 to a Final Value of $90.00.

Because the Reference Asset Return of the Russell 2000 Index of -20.00% is lowest, compared with the Reference Asset Returns of the S&P 500 Index of 2.00% and of the ETF of -10.00%, the Russell 2000 Index is the Lowest Performing Reference Asset. Because the Final Value of the Lowest Performing Reference Asset is not less than its respective Barrier Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The Russell 2000 Index increases from an Initial Value of 1,000.00 to a Final Value of 1,150.00, S&P 500 Index decreases from an Initial Value of 1,000.00 to a Final Value of 300.00, and the ETF decreases from an Initial Value of $100.00 to a Final Value of $50.00.

Because the Reference Asset Return of the S&P 500 Index of -70.00% is lowest, compared with the Reference Asset Returns of the Russell 2000 Index of 15.00% and the Reference Asset Return of the ETF of -50.00%, the S&P 500 Index is the Lowest Performing Reference Asset. Because the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•      Market Disruption Events—The Valuation Dates (including the Final Valuation Date), the Contingent Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Reference Asset.   If the Calculation Agent determines that on a Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Reference Asset, the relevant Valuation Date will be postponed.  If such postponement occurs, the Closing Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of any Reference Asset.  In no event, however, will a Valuation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event on such day).  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value of any Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset(s) on such fifth day, and will make an estimate of the Closing Value of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Valuation Date is postponed, the applicable Contingent Payment Date will be the fifth Business Day following the relevant Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event) due to the occurrence or continuance of a Market Disruption Event on such date, as described above.

o      For a description of what constitutes a Market Disruption Event with respect to either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

o      For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•      Adjustments to the Reference Assets—For a description of adjustments that may affect the Reference Assets, see the following sections of the prospectus supplement:

o      For a description of further adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

o      For a description of further adjustments that may affect the ETF and the Notes, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•      Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are made on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized.  Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•    “Risk Factors—Risks Relating to All Securities”;

•    “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•    “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•    “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•    “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•      Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level.  If the Final Value of the Lowest Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, your Notes will be fully exposed to such decline and you may lose some or all of your principal.

•      The Payment at Maturity on the Notes is not Linked to the Value of any Reference Asset Other than the Final Value of the Lowest Performing Reference Asset—Any payment (including any final Contingent Payment) due at maturity on your Notes will be linked solely to the performance of the Lowest Performing Reference Asset and the performance of the other Reference Assets will not be taken into consideration.  For example, if the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, even though either or both of the other Reference Assets that are not the Lowest Performing Reference Asset appreciate from their Initial Values to their Final Values, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lowest Performing Reference Asset from its Initial Value to its Final Value.  Similarly, if all the Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Value of the Lowest Performing Reference Asset is less than its Barrier Level and will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being greater than the Reference Asset Return of the Lowest Performing Reference Asset or by virtue of the Final Value of the other Reference Assets not being less than their Barrier Levels.  Accordingly, your investment in the Notes may result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset(s) that are not the Lowest Performing Reference Assets.

•      The Payment at Maturity of Your Notes is Not Based on the Closing Value of the Lowest Performing Reference Asset at Any Time Other than on the Final Valuation Date—The Closing Value of the Lowest Performing Reference Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement) or the Final Value will be the relevant value when determining the payment due at maturity. Therefore, if the Closing Value of the Lowest Performing Reference Asset fell precipitously on the Final Valuation Date, causing the Closing Value of the Lowest Performing Reference Asset to fall below its respective Barrier Level, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the Closing Value of the Lowest Performing Reference Asset prior to such drop.

•      You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final Contingent Payment, if any, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of any or all of the Reference Assets is greater than 0%.  The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Contingent Payments, if any, paid during the term of the Notes.

•      Potential Return Limited to the Contingent Payments— The return, if any, on the Note is limited to the Contingent Payment(s).  You will not participate in any appreciation in the value of any Reference Asset. Moreover, a Contingent Payment will not be made on any Payment Date if the Closing Value of the Lowest Performing Reference Asset is below its Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any Contingent Payments during the term of the Notes.

•      Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, on any Contingent Payment Date, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent, provided the Issuer gives at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option on such date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes. No Contingent Payments will be due after the relevant Early Redemption Date and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield.  The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.  The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•      Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•      Holding the Notes is not the Same as Owning Directly the Reference Assets, or the Underlying Constituents of the Reference Assets; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Reference Assets or the underlying constituents/components of the Reference Assets.  The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents/components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF, the underlying constituents of the ETF, or the stocks comprising either of the Indices, would have.

•      Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•      Downside Exposure to the S&P 500 Index, the Russell 2000 Index and the ETF—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “Emerging Markets Index”). For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below.

•      Certain Features of Exchange-Traded Funds Will Impact the Value of the ETF and the Value of the Notes:

o      Management risk.  This is the risk that the respective investment strategies for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o      Derivatives risk.  The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

o      Underperformance Risk. The performance of the ETF may not replicate the performance of, and may underperform, the Emerging Markets Index. The ETF will reflect transaction costs and fees that will reduce its relative performance.  Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Emerging Markets Index.

•      Non-U.S. Securities Market Risk—Some or all of the equity securities that are held by the ETF have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes.  Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•      Currency Exchange Risk—Because the prices of some or all of the securities comprising the ETF are converted into U.S. dollars for the purposes of calculating the value of the ETF, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the securities comprising the ETF denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against those currencies, the value of the ETF will be adversely affected and any return on the Notes may be reduced.

•      Risks associated with Emerging Markets—Because the ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•      Adjustments to the Indices or ETF (including the underlying index tracked by the ETF) could adversely affect the value of the Notes—Those responsible for calculating and maintaining the Indices or ETF or the underlying index tracked by the ETF can add, delete or substitute the components of the Indices or ETF (or the underlying index tracked by the ETF), or make other methodological changes that could change the value of the Indices or ETF (or the underlying index tracked by the ETF). In addition, the publisher of an Index may discontinue or suspend calculation or publication of such Index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that an Index publisher discontinues or suspends calculation of an Index or an ETF is liquidated or otherwise terminated, please see “Adjustments to the Reference Assets” in this pricing supplement.

•      Risks Associated with Small Capitalization Stocks May Affect the Notes. The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.  The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes.  The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.  The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes.  Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities

•      Additional Potential Conflicts— In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•       Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•        Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments received on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•      Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any Reference Asset Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o      the expected volatility of the Reference Assets;

o      the time to maturity of the Notes;

o      the market price and dividend rate on the common stocks underlying the Indices and ETF;

o      interest and yield rates in the market generally;

o      a variety of economic, financial, political, regulatory or judicial events;

o      supply and demand for the Notes; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500® Index

The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more details about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—S&P 500 Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Levels of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the S&P 500 Index during any period shown below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Values of the S&P 500 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014 (through July 16, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Final Closing Values of the S&P 500 Index

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,202.09
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
July 16, 2014	1,985.44	1,963.71	1,981.57
*For the period commencing on July 1, 2014 and ending on July 16, 2014.

The following graph sets forth the historical performance of the S&P 500 Index based on daily Closing Values from January 1, 2008 through July 16, 2014. The Closing Value of the S&P 500 Index on July 16, 2014 was 1,981.57.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more details about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Closing Values of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Value of the Russell 2000 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014 (through July 16, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Final Closing Values of the Russell 2000 Index

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	650.96	689.95
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
July 16, 2014*	1,208.15	1,151.55	1,151.55
*For the period commencing on July 1, 2014 and ending on July 16, 2014.

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Values from January 1, 2008 through July 16, 2014. The Closing Value of the Russell 2000 Index on July 16, 2014 was 1,151.55.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated December 30, 2013 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The ETF is an investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the ETF.  The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus.  In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the Emerging Markets Index.  The ETF holds equity securities traded primarily in the global emerging markets.  The Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.  For more information about the MSCI Indices, generally, and the Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of July 16, 2014, the ETF’s top holdings by country were China (17.43%), South Korea (14.91%), Taiwan (12.04%), Brazil (11.04%), South Africa (7.47%), India (6.54%), Russia (5.20%), Mexico (4.86%), Malaysia (3.84%) and Indonesia (2.61%).  As of July 16, 2014, the ETF’s three largest sectors by holdings were Financials (26.55%), Information Technology (17.13%) and Energy (10.27%).

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Emerging Markets Index.  The ETF generally invests at least 90% of its assets in securities of the Emerging Markets Index and depository receipts representing securities in the Emerging Markets Index.  In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the Emerging Markets Index, but which BFA believes will help the ETF track the Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Emerging Markets Index, and generally does not hold all of the equity securities included in the Emerging Markets Index.  The ETF invests in a representative sample of securities that collectively has an investment profile similar to the Emerging Markets Index.  Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Emerging Markets Index.

Correlation

The Emerging Markets Index is a theoretical financial calculation, while the ETF is an actual investment portfolio.  The performance of the ETF and the Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Emerging Markets Index or the use of representative sampling.  A figure of 100% would indicate perfect correlation.  “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the Emerging Markets Index.  BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy.  Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Emerging Markets Index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information Regarding the ETF

You should not take the historical prices of the ETF as an indication of the future performance of the ETF. The price of the ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the ETF during any period shown below is not an indication that the price of the ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the ETF. The actual performance of the ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Value of the ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014 (through July 16, 2014). We obtained the Closing Values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Final Closing Values of the iShares® MSCI Emerging Markets ETF

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
July 16, 2014*	44.31	43.64	44.31
*For the period commencing on July 1, 2014 and ending on July 16, 2014.

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through July 16, 2014. The Closing Value of the ETF on July 16, 2014 was $44.31.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.